Exhibit 23.3

Our ref: JRM/LMR/STO Your ref: The Board of Directors StockerYale Inc 32 Hampshire Road Salem NH 03079 USA	Marlborough House Victoria Road South Chelmsford Essex CM1 1LN Tel: +44 (0) 1245 354402 Fax: +44 (0) 1245 490243 DX: 3390 Chelmsford www.bakertilly.co.uk

23 May 2007

Dear Sirs

Photonic Products Limited

We consent to the incorporation on Form S-8 of StockerYale Inc. dated the week commencing 21 May 2007 of the report of Baker Tilly (the predecessor to Baker Tilly UK Audit LLP) dated 12 January 2007 with respect to the balance sheet of Photonic Products Limited as at 31 October 2006 and 31 December 2005, and the related combined statements of income and cash flow for the periods then ended.

Yours faithfully

/S/ BAKER TILLY UK AUDIT LLP
Baker Tilly UK Audit LLP